Exhibit 3.1

Statuten van Uniqure N.V.

1	DEFINITIES.

In deze statuten zullen de navolgende termen de navolgende betekenis hebben:

-	Aandeel: een gewoon aandeel in het kapitaal van de Vennootschap;
-	Aandeelhouder: een houder van een Aandeel;
-	Afhankelijke Maatschappij: een afhankelijke maatschappij van de Vennootschap zoals bedoeld in artikel 2:152 BW;
-

Algemene Vergadering: het orgaan dat bestaat uit de stemgerechtigde Aandeelhouders en de overige Stemgerechtigden / de bijeenkomst waarin de Aandeelhouders en de overige Vergadergerechtigden vergaderen;

-	Bestuur: het orgaan van de Vennootschap dat wordt gevormd door de in functie zijnde Uitvoerend Bestuurders van het bestuur en de in functie zijnde Niet-Uitvoerend Bestuurders van het bestuur;
-	Bestuurders: de in functie zijnde Uitvoerend Bestuurders van het Bestuur en de in functie zijnde Niet-Uitvoerend Bestuurders van het Bestuur;
-	Bestuursverslag: het bestuursverslag als bedoeld in artikel 2:391 BW;
-	BW: het Burgerlijk Wetboek;
-	Chief Executive Officer: de Uitvoerend Bestuurder benoemd als chief executive officer als bedoeld in artikel 7.4.;
-	Dochtermaatschappij: een dochtermaatschappij als bedoeld in artikel 2:24a BW;
-	Jaarrekening: de jaarrekening als bedoeld in artikel 2:361 BW;
-	Jaarstukken: de Jaarrekening en, indien van toepassing, het jaarverslag alsmede de overige gegevens als bedoeld in artikel 2:392 BW;
-	Niet-Uitvoerend Bestuurder: een lid van het Bestuur benoemd als niet-uitvoerend bestuurder;
-	Ondernemingskamer: de Ondernemingskamer van het gerechtshof Amsterdam;
-	Ondernemingsraad: de ondernemingsraad van de onderneming van de Vennootschap of van de onderneming van een Afhankelijke Maatschappij, met dien verstande dat:
(a)

indien er meer dan één ondernemingsraad is, de bevoegdheden van de Ondernemingsraad volgens deze statuten door deze raden afzonderlijk worden uitgeoefend, behalve dat als sprake is van een voordracht als bedoeld in artikel 7.2.4. de bevoegdheden van de Ondernemingsraad onder die bepaling door deze raden gezamenlijk worden uitgeoefend; en

(b)

indien voor de betrokken onderneming of ondernemingen een centrale ondernemingsraad is ingesteld, de bevoegdheden van de Ondernemingsraad volgens deze statuten toekomen aan de centrale ondernemingsraad;

-	Secretaris: de secretaris van de Vennootschap als bedoeld in artikel 7.9.;
-	Stemgerechtigden: Aandeelhouders met stemrecht alsmede houders van een vruchtgebruik en pandhouders met stemrecht;
-	Uitvoerend Bestuurder: een lid van het Bestuur benoemd als uitvoerend bestuurder;
-	Vennootschap: de naamloze vennootschap waarvan de organisatie wordt geregeld in deze statuten;
-	Vergaderrecht: het recht om, in persoon of bij schriftelijk gevolmachtigde, de Algemene Vergadering bij te wonen en daar het woord te voeren;
-	Vergadergerechtigden: Aandeelhouders alsmede houders van een vruchtgebruik en

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pandhouders met Vergaderrecht; en

-	Volstrekte Meerderheid: meer dan de helft van de uitgebrachte stemmen.
2	NAAM. STATUTAIRE ZETEL.
2.1	De Vennootschap draagt de naam: uniQure N.V.

Zij is gevestigd te Amsterdam en mag elders vestigingen hebben.

2.2Doel.

Het doel van de Vennootschap is:

(a)	het onderzoeken, ontwikkelen, produceren en commercialiseren van producten, diensten en technologie op het gebied van (bio-)farmacie;
(b)	het oprichten van, deelnemen in, bestuur voeren over en zich op enigerlei andere wijze financieel interesseren bij andere vennootschappen en ondernemingen;
(c)	het verlenen van diensten op administratief, technisch, financieel, economisch of bestuurlijk gebied aan andere vennootschappen, personen en ondernemingen;
(d)

het verkrijgen, vervreemden, beheren en exploiteren van roerende en onroerende zaken en andere goederen, daaronder begrepen octrooien, merkrechten, licenties, vergunningen en andere intellectuele eigendomsrechten;

(e)

het ter leen opnemen en/of ter leen verstrekken van gelden, alsmede het zekerheid stellen, zich op andere wijze sterk maken of zich hoofdelijk naast of voor anderen verbinden, het vorenstaande al of niet in samenwerking met derden en met inbegrip van het verrichten en bevorderen van alle handelingen die daarmede direct of indirect verband houden, alles in de ruimste zin.

2.3	Op de Vennootschap is het bepaalde in de artikelen 2:158 tot en met 2:162 en 2:164 BW van toepassing, welke voorzien in het Nederlandse structuurregime.
3	AANDELENSTRUCTUUR.
3.1	Maatschappelijk kapitaal.
3.1.1

Het maatschappelijk kapitaal van de Vennootschap bedraagt vijf miljoen euro (EUR 5.000.000) en bestaat uit honderd miljoen (100.000.000) Aandelen, elk met een nominale waarde van vijf eurocent (EUR 0,05).

3.1.2	De Aandelen luiden op naam en zijn opeenvolgend genummerd van 1 af.
3.1.3	Er worden geen aandeelbewijzen uitgegeven.

3.2Uitgifte van Aandelen.

3.2.1

Aandelen worden uitgegeven ingevolge een besluit van het Bestuur, indien het Bestuur daartoe bij besluit van de Algemene Vergadering voor een bepaalde duur van ten hoogste vijf (5) jaren is aangewezen. Het besluit tot deze aanwijzing moet bepalen hoeveel Aandelen van welke soort mogen worden uitgegeven. De aanwijzing kan telkens voor niet langer dan vijf (5) jaren worden verlengd. Tenzij bij de aanwijzing anders is bepaald kan zij niet worden ingetrokken.

3.2.2

Indien en voor zover een aanwijzing als bedoeld in artikel 3.2.1. niet van kracht is, heeft de Algemene Vergadering de bevoegdheid om, op voorstel van het Bestuur te besluiten tot de uitgifte van Aandelen.

3.2.3

De artikelen 3.2.1. en 3.2.2. zijn van overeenkomstige toepassing op het verlenen van rechten tot het nemen van Aandelen, maar zijn niet van toepassing op het uitgeven van Aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van Aandelen uitoefent.

3.2.4	Behoudens het bepaalde in artikel 2:80 BW, mag de uitgifteprijs niet lager dan de nominale waarde van de Aandelen zijn.
3.2.5	Uitgifte van Aandelen geschiedt bij akte met inachtneming van het bepaalde in de artikelen

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2:86c en 2:96 BW.

3.3Storting op Aandelen.

3.3.1	Aandelen worden slechts uitgegeven tegen storting van het gehele bedrag waartegen de Aandelen zijn uitgegeven en met inachtneming van het bepaalde in de artikelen 2:80a en 2:80b BW.
3.3.2	Storting moet in geld geschieden voor zover niet een andere inbreng is overeengekomen. Storting anders dan in geld geschiedt met inachtneming van het bepaalde in artikel 2:94b BW.
3.3.3

Storting in geld kan geschieden in een buitenlandse valuta indien de Vennootschap hierin toestemt. In dit geval wordt aan de stortingsplicht voldaan voor het bedrag waartegen het gestorte bedrag vrijelijk kan worden gewisseld in euro’s. Deze verhouding zal worden bepaald door de wisselkoers op de dag van storting of, na toepassing van het bepaalde in de volgende zin, op de daarin bedoelde dag. De Vennootschap kan storting verlangen tegen de wisselkoers op een specifieke dag binnen twee (2) maanden voorafgaand aan de laatste dag waarop de storting had moeten geschieden, op voorwaarde dat de Aandelen onmiddellijk na uitgifte zijn opgenomen op de prijscourant van een effectenbeurs.

3.3.4	De Vennootschap mag leningen met het oog op het nemen of verkrijgen van Aandelen in haar kapitaal verstrekken met inachtneming van de eventueel daarvoor geldende wettelijke voorschriften.
3.3.5	Het Bestuur kan rechtshandelingen als bedoeld in artikel 2:94 BW verrichten zonder de voorafgaande goedkeuring van de Algemene Vergadering.

3.4Voorkeursrecht.

3.4.1

Bij uitgifte van Aandelen heeft iedere Aandeelhouder een voorkeursrecht naar evenredigheid van het gezamenlijke bedrag van zijn, haar of hun Aandelen, met dien verstande dat dit voorkeursrecht toepassing mist ten aanzien van:

(a)	uitgifte van Aandelen aan werknemers van de Vennootschap of van een groepsmaatschappij;
(b)	Aandelen, welke worden uitgegeven tegen inbreng anders dan in geld.
3.4.2

Het voorkeursrecht kan worden beperkt of uitgesloten bij besluit van de Algemene Vergadering genomen op voorstel van het Bestuur. Het Bestuur heeft de bevoegdheid te besluiten tot de beperking of de uitsluiting van het voorkeursrecht, indien en voor zover het Bestuur daartoe door de Algemene Vergadering is aangewezen. Deze aanwijzing geldt voor een periode van niet langer dan vijf (5) jaar en kan telkens voor niet langer dan vijf (5) jaren worden verlengd. Tenzij bij de aanwijzing anders is bepaald kan zij niet worden ingetrokken. Voor een besluit van de Algemene Vergadering tot het beperken of uitsluiten van de voorkeursrechten alsmede voor een besluit tot het aanwijzen van het Bestuur als bedoeld in dit artikel 3.4.2. is een twee derde meerderheid van de uitgebrachte stemmen vereist indien minder dan de helft van het geplaatste kapitaal ter vergadering is vertegenwoordigd.

3.4.3

Onverminderd het bepaalde in artikel 2:96a BW stelt de Algemene Vergadering respectievelijk het Bestuur bij het nemen van een besluit tot uitgifte van Aandelen de wijze waarop en het tijdvak waarin deze voorkeursrechten kunnen worden uitgeoefend, vast.

3.4.4

De Vennootschap kondigt de uitgifte met voorkeursrechten en het tijdvak waarin deze voorkeursrechten kunnen worden uitgeoefend aan op de wijze die de toepasselijke wet en de toepasselijke beursvoorschriften voorschrijven waaronder, maar niet beperkt tot, een elektronisch gepubliceerde aankondiging.

3.4.5	Artikel 3.4 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van

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Aandelen, maar vindt geen toepassing ten aanzien van een uitgifte van Aandelen aan iemand, die een voordien reeds verkregen recht tot het nemen van Aandelen uitoefent.

3.5Certificaten van Aandelen.

De Vennootschap is niet bevoegd medewerking te verlenen aan de uitgifte van certificaten van Aandelen.

4EIGEN AANDELEN. KAPITAALSVERMINDERING.

4.1Verkrijging van eigen Aandelen.

4.1.1

Het Bestuur kan, met machtiging van de Algemene Vergadering en met inachtneming van de daarvoor geldende wettelijke voorschriften, besluiten tot het door de Vennootschap verkrijgen van volgestorte Aandelen. Deze machtiging is slechts geldig voor een bepaalde tijd van niet langer dan achttien (18) maanden en kan telkens voor niet langer dan achttien (18) maanden worden verlengd. Verkrijging door de Vennootschap van niet volgestorte Aandelen is nietig.

4.1.2

De machtiging van de Algemene Vergadering als bedoeld in artikel 4.1.1. is niet vereist indien de Vennootschap volgestorte Aandelen verkrijgt om deze Aandelen, krachtens een voor hen geldende werknemersregeling, over te dragen aan werknemers in dienst van de Vennootschap of van een groepsmaatschappij, op de voorwaarde dat deze Aandelen of certificaten zijn opgenomen in een prijscourant van een effectenbeurs.

4.2Kapitaalvermindering.

4.2.1

De Algemene Vergadering kan op voorstel van het Bestuur en met inachtneming van het bepaalde in de wet besluiten tot vermindering van het geplaatste kapitaal door (i) het nominale bedrag van de Aandelen bij statutenwijziging te verlagen, of (ii) intrekking van:

(a)	Aandelen in haar eigen kapitaal die de Vennootschap zelf houdt; of
(b)	alle geplaatste Aandelen onder terugbetaling van het op die Aandelen gestorte bedrag.
4.2.2	Gedeeltelijke terugbetaling op Aandelen ter uitvoering van een besluit tot vermindering van hun nominale bedrag geschiedt naar evenredigheid.

5OVERDRACHT.

5.1Wijze van levering van Aandelen.

5.1.1

Voor de levering van een Aandeel op naam is een daartoe bestemde akte vereist alsmede, behoudens in het geval dat de Vennootschap zelf bij die rechtshandeling partij is, schriftelijke erkenning door de Vennootschap van de levering. De erkenning geschiedt in de akte van levering of door een gedagtekende verklaring op de akte van levering of op een notarieel of door de deurwaarder gewaarmerkt afschrift of uittreksel daarvan, of op de wijze als bedoeld in artikel 5.1.2. Met de erkenning staat gelijk de betekening van die akte of dat afschrift of uittreksel aan de Vennootschap.

5.1.2

Het voorgaande lid van dit artikel is van overeenkomstige toepassing op de levering van enig beperkt recht op een Aandeel op naam, met dien verstande dat een pandrecht ook kan worden gevestigd zonder erkenning door of betekening aan de Vennootschap en dat artikel 3:239 BW toepasselijk is, waarbij erkenning door of betekening aan de Vennootschap in de plaats komt van de in artikel 3:239 lid 3 BW bedoelde mededeling.

5.1.3

Zolang een of meer Aandelen zijn toegelaten tot de handel op de Nasdaq Stock Market, de New York Stock Exchange of een andere gereglementeerde effectenbeurs die in de Verenigde Staten van Amerika is gevestigd, wordt het goederenrechtelijke regime van de Aandelen die zijn opgenomen in het register dat door de betreffende transfer agent wordt bijgehouden, beheerst door het recht van de Staat New York, Verenigde Staten van Amerika, onverminderd

5

de toepasselijke bepalingen van afdelingen 4 en 5 van titel 10 van Boek 10 BW.

6REGISTERS. PANDRECHT. VRUCHTGEBRUIK.

6.1Aandeelhoudersregister.

6.1.1

Met inachtneming van de toepasselijke wettelijke bepalingen met betrekking tot Aandelen op naam, wordt door of namens de Vennootschap een aandeelhoudersregister gehouden, welk register regelmatig wordt bijgewerkt en, ter keuze van het Bestuur, geheel of gedeeltelijk in meer dan een exemplaar en op meer dan een adres bewaard kan worden. Een deel van het register kan in het buitenland bewaard worden om te voldoen aan de toepasselijke buitenlandse wettelijke bepalingen of de toepasselijke beursvoorschriften.

6.1.2	De naam van iedere Aandeelhouder, zijn, haar of hun adres en alle verdere informatie die wettelijk is vereist of door het Bestuur passend wordt geacht, worden opgenomen in het aandeelhoudersregister.
6.1.3	De vorm en inhoud van het aandeelhoudersregister worden bepaald door het Bestuur met inachtneming van het bepaalde in de artikelen 6.1.1. en 6.1.2.
6.1.4

Op diens verzoek wordt aan een Aandeelhouder om niet een schriftelijk bewijs verstrekt van de inhoud van het aandeelhoudersregister met betrekking tot de op zijn, haar of hun naam geregistreerde Aandelen, en de aldus uitgegeven verklaring kan rechtsgeldig namens de Vennootschap getekend worden door een daartoe door het Bestuur aangewezen persoon.

6.1.5	Het bepaalde in de artikelen 6.1.3. en 6.1.4. is van overeenkomstige toepassing op personen die een recht van vruchtgebruik of een pandrecht op een (1) of meer Aandelen hebben.

6.2Gemeenschap.

Indien, door welke oorzaak ook, twee (2) of meer personen één (1) of meer Aandelen in gemeenschap houden, kunnen deze personen de uit die Aandelen voortvloeiende rechten gezamenlijk uitoefenen, mits zij zich bij de uitoefening doen vertegenwoordigen door een van hen of door een derde die daartoe schriftelijk door hen gemachtigd is.

Het Bestuur kan, al dan niet onder het stellen van bepaalde voorwaarden, ontheffing verlenen ten aanzien van het bepaalde in de vorige volzin.

6.3Pandrecht.

6.3.1	Op Aandelen kan een pandrecht worden gevestigd als zekerheid voor een schuld.
6.3.2

Indien op een Aandeel een pandrecht is gevestigd komt het aan dat Aandeel verbonden stemrecht toe aan de Aandeelhouder, tenzij het stemrecht bij de vestiging van het pandrecht aan de pandhouder is toegekend.

6.3.3	Aandeelhouders die vanwege een pandrecht geen stemrecht hebben, hebben Vergaderrecht.

6.4Vruchtgebruik.

6.4.1	Op Aandelen kan een recht van vruchtgebruik worden gevestigd.
6.4.2

Indien op een Aandeel een recht van vruchtgebruik is gevestigd komt het aan dat Aandeel verbonden stemrecht toe aan de Aandeelhouder, tenzij het stemrecht bij de vestiging van het recht van vruchtgebruik aan de houder van het recht van vruchtgebruik is toegekend.

6.4.3	Aandeelhouders die vanwege een recht van vruchtgebruik geen stemrecht hebben, hebben Vergaderrecht.

7BESTUUR.

7.1Bestuur: samenstelling.

7.1.1	De Vennootschap wordt bestuurd door het Bestuur.
7.1.2

Het Bestuur bestaat uit één of meer Uitvoerend Bestuurders en drie of meer Niet-Uitvoerend Bestuurders, waarbij de Niet-Uitvoerend Bestuurders de meerderheid van het Bestuur vormen. Het Bestuur bepaalt het aantal Uitvoerend Bestuurders en het aantal Niet-

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Uitvoerend Bestuurders, met dien verstande dat het aantal Uitvoerend Bestuurders te allen tijde geringer moet zijn dan het aantal Niet-Uitvoerend Bestuurders. Is het aantal Niet-Uitvoerend Bestuurders dat in functie is minder dan drie, dan neemt het Bestuur onverwijld maatregelen tot aanvulling van het aantal Niet-Uitvoerend Bestuurders. Alleen natuurlijke personen kunnen een Niet-Uitvoerend Bestuurder zijn.

7.1.3

Het Bestuur stelt een profielschets voor zijn omvang en samenstelling vast, rekening houdend met de aard van de onderneming, haar activiteiten en de gewenste deskundigheid en achtergrond van de Niet-Uitvoerend Bestuurders. Het Bestuur bespreekt de profielschets bij iedere wijziging in de Algemene Vergadering en met de Ondernemingsraad.

7.2Bestuur: benoeming, schorsing en ontslag.

7.2.1

De Niet-Uitvoerend Bestuurders benoemen de Uitvoerend Bestuurders en kunnen een Uitvoerend Bestuurder te allen tijde schorsen of ontslaan. De Niet-Uitvoerend Bestuurders geven de Algemene Vergadering kennis van een voorgenomen benoeming van een Uitvoerend Bestuurder. De Niet-Uitvoerend Bestuurders ontslaan een Uitvoerend Bestuurder niet dan nadat de Algemene Vergadering over het voorgenomen ontslag is gehoord.

7.2.2

Behoudens het bepaalde in artikel 7.2.4, worden de Niet-Uitvoerend Bestuurders op voordracht van de Niet-Uitvoerend Bestuurders benoemd door de Algemene Vergadering. De Niet-Uitvoerend Bestuurders maken de voordracht gelijktijdig bekend aan de Algemene Vergadering en aan de Ondernemingsraad. De voordracht is met redenen omkleed. De voordracht wordt niet aan de Algemene Vergadering aangeboden dan nadat de Ondernemingsraad tijdig voor de datum van oproeping van de Algemene Vergadering in de gelegenheid is gesteld hierover een standpunt te bepalen. De voorzitter van de Ondernemingsraad of een door de voorzitter van de Ondernemingsraad aangewezen lid van de Ondernemingsraad kan het standpunt van de Ondernemingsraad in de Algemene Vergadering toelichten. Het ontbreken van dat standpunt tast de besluitvorming over het voorstel tot benoeming niet aan.

7.2.3

De Algemene Vergadering en de Ondernemingsraad kunnen aan de Niet-Uitvoerend Bestuurders personen aanbevelen om als Niet-Uitvoerend Bestuurder te worden voorgedragen. De Niet-Uitvoerend Bestuurders delen hun daartoe tijdig mede wanneer, ten gevolge waarvan en overeenkomstig welk profiel in zijn midden een plaats moet worden vervuld. Indien voor de plaats het in artikel 7.2.4. bedoelde versterkte recht van aanbeveling geldt, doen de Niet-Uitvoerend Bestuurders daarvan eveneens mededeling.

7.2.4

Voor een derde van het aantal Niet-Uitvoerend Bestuurders geldt dat de Niet-Uitvoerend Bestuurders een door de Ondernemingsraad aanbevolen persoon op de voordracht plaatst, tenzij de Niet-Uitvoerend Bestuurders bezwaar maken tegen de aanbeveling op grond van de verwachting dat de aanbevolen persoon ongeschikt zal zijn voor de vervulling van de taak van Niet-Uitvoerend Bestuurder of dat de groep van Niet-Uitvoerend Bestuurders bij benoeming overeenkomstig de aanbeveling niet naar behoren zal zijn samengesteld. Indien het getal van het aantal Niet-Uitvoerend Bestuurders niet door drie deelbaar is, wordt het naastgelegen lagere getal dat wel door drie deelbaar is in aanmerking genomen voor de vaststelling van het aantal Niet-Uitvoerend Bestuurders waarvoor dit versterkte recht van aanbeveling geldt. Ten minste één Niet-Uitvoerend Bestuurder die is benoemd overeenkomstig dit artikel 7.2.4. maakt deel uit van de remuneratiecommissie van het Bestuur.

7.2.5	Indien de Niet-Uitvoerend Bestuurders bezwaar maken overeenkomstig artikel 7.2.4., delen zij de Ondernemingsraad het bezwaar onder opgave van redenen mede. De Niet-Uitvoerend

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Bestuurders treden onverwijld in overleg met de Ondernemingsraad met het oog op het bereiken van overeenstemming over de voordracht. Indien de Niet-Uitvoerend Bestuurders constateren dat geen overeenstemming kan worden bereikt, verzoekt een daartoe aangewezen vertegenwoordiger van de Niet-Uitvoerend Bestuurders aan de Ondernemingskamer het bezwaar gegrond te verklaren. Het verzoek wordt niet eerder ingediend dan nadat vier weken zijn verstreken na aanvang van het overleg met de Ondernemingsraad. De Niet-Uitvoerend Bestuurders plaatsen de aanbevolen persoon op de voordracht indien de Ondernemingskamer het bezwaar ongegrond verklaart. Verklaart de Ondernemingskamer het bezwaar gegrond, dan kan de Ondernemingsraad een nieuwe aanbeveling doen overeenkomstig het bepaalde in artikel 7.2.4.

7.2.6

De Algemene Vergadering kan bij Volstrekte Meerderheid vertegenwoordigend ten minste een derde van het geplaatste kapitaal, de voordracht die is gemaakt overeenkomstig artikel 7.2.2. afwijzen. Indien de Aandeelhouders bij Volstrekte Meerderheid hun steun aan de kandidaat onthouden, maar deze meerderheid niet ten minste een derde van het geplaatste kapitaal vertegenwoordigde, kan een nieuwe Algemene Vergadering worden bijeengeroepen waarin de voordracht kan worden afgewezen met Volstrekte Meerderheid. Alsdan maken de Niet-Uitvoerend Bestuurders een nieuwe voordracht op. De artikelen 7.2.3. tot en met 7.2.5. zijn van overeenkomstige toepassing. Indien de Algemene Vergadering de voorgedragen persoon niet benoemt en niet besluit tot afwijzing van de voordracht, benoemen de Niet-Uitvoerend Bestuurders de voorgedragen persoon.

7.2.7

De Algemene Vergadering kan de bevoegdheid die haar volgens artikel 7.2.3. toekomt voor een door haar te bepalen duur van telkens ten hoogste twee achtereenvolgende jaren, overdragen aan een commissie van Aandeelhouders waarvan zij de leden aanwijst. In dat geval doen de Niet-Uitvoerend Bestuurders aan de commissie de mededeling bedoeld in artikel 7.2.3. De Algemene Vergadering kan te allen tijde de overdracht ongedaan maken.

7.2.8

Een Niet-Uitvoerend Bestuurder treedt uiterlijk af op de dag van de eerste Algemene Vergadering die wordt gehouden nadat vier jaren na zijn, haar of hun laatste benoeming tot Niet-Uitvoerend Bestuurder zijn verstreken. Een aftredende Niet-Uitvoerend Bestuurder mag worden herbenoemd.

7.2.9

Een Niet-Uitvoerend Bestuurder kan worden geschorst door de Niet-Uitvoerend Bestuurders. De schorsing vervalt van rechtswege, indien de Vennootschap niet binnen een maand na de aanvang der schorsing een verzoek tot ontslag bij de Ondernemingskamer heeft ingediend overeenkomstig artikel 7.2.10.

7.2.10

De Ondernemingskamer kan op verzoek een Niet-Uitvoerend Bestuurder ontslaan wegens verwaarlozing van zijn, haar of hun taak, wegens andere gewichtige redenen of wegens ingrijpende wijziging der omstandigheden op grond waarvan handhaving als Niet-Uitvoerend Bestuurder redelijkerwijze niet van de Vennootschap kan worden verlangd. Het verzoek kan worden ingediend door de Vennootschap, te dezen vertegenwoordigd door de Niet-Uitvoerend Bestuurders, alsmede door een daartoe aangewezen vertegenwoordiger van de Algemene Vergadering of van de Ondernemingsraad.

7.2.11

In een Algemene Vergadering kan een besluit tot benoeming van een Niet-Uitvoerend Bestuurder slechts worden genomen met betrekking tot kandidaten van wie de namen daartoe zijn opgenomen in de agenda voor die Algemene Vergadering of in de toelichting daarop.

7.2.12

De Algemene Vergadering kan bij Volstrekte Meerderheid vertegenwoordigend ten minste een derde van het geplaatste kapitaal, het vertrouwen in de Niet-Uitvoerend Bestuurders opzeggen. Het besluit is met redenen omkleed. Het besluit kan niet worden genomen ten

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aanzien van Niet-Uitvoerend Bestuurders die zijn aangesteld door de Ondernemingskamer overeenkomstig artikel 7.2.14.

7.2.13

Een besluit als bedoeld in artikel 7.2.12. wordt niet genomen dan nadat het Bestuur de Ondernemingsraad van het voorstel voor het besluit en de gronden daartoe in kennis heeft gesteld. De kennisgeving geschiedt ten minste dertig dagen voor de Algemene Vergadering waarin het voorstel wordt behandeld. Indien de Ondernemingsraad een standpunt over het voorstel bepaalt, stelt het Bestuur de Niet-Uitvoerend Bestuurders en de Algemene Vergadering van dit standpunt op de hoogte. De Ondernemingsraad kan zijn standpunt in de Algemene Vergadering doen toelichten.

7.2.14

Het besluit bedoeld in artikel 7.2.12. heeft het onmiddellijk ontslag van alle Niet-Uitvoerend Bestuurders tot gevolg. Alsdan verzoeken de Uitvoerend Bestuurders onverwijld aan de Ondernemingskamer tijdelijk een of meer Niet-Uitvoerend Bestuurders aan te stellen. De Ondernemingskamer regelt de gevolgen van de aanstelling. De tijdelijk aangestelde Niet-Uitvoerend Bestuurders bevorderen dat binnen een door de Ondernemingskamer vastgestelde termijn een nieuwe groep Niet-Uitvoerend Bestuurders wordt samengesteld met inachtneming van het bepaalde in dit artikel 7.2.

7.2.15

Ontbreken alle Niet-Uitvoerend Bestuurders anders dan ingevolge het bepaalde in artikel 7.2.12., dan geschiedt de benoeming van Niet-Uitvoerend Bestuurders door de Algemene Vergadering op de wijze zoals omschreven in artikel 2:159 BW.

7.3Ontstentenis en belet

7.3.1	Ingeval van belet of ontstentenis van een of meer Bestuurders blijven de bevoegdheden van het Bestuur intact, met dien verstande dat:
(i)

de Niet-Uitvoerend Bestuurders tijdelijk mogen voorzien in de vacante positie voor een periode tot de eerstvolgende Algemene Vergadering of in geval van belet, tot de betreffende Bestuurder niet langer belet is;

(ii)	in geval van belet of ontstentenis van alle leden van het Bestuur, de Secretaris tijdelijk verantwoordelijk is voor het Bestuur van de Vennootschap tot de vacatures zijn vervuld.

In geval van belet of ontstentenis van alle leden van het Bestuur neemt de Secretaris zo spoedig mogelijk de nodige maatregelen teneinde een definitieve voorziening te doen treffen.

Van ontstentenis of belet van een Bestuurder, naargelang het geval, in de zin van dit artikel wordt geacht sprake te zijn:

(i)	gedurende het bestaan van een vacature in het Bestuur, waaronder begrepen als gevolg van:
(i)	zijn of haar overlijden;
(ii)	zijn of haar ontslag door de Niet-Uitvoerend Bestuurders of de Ondernemingskamer, naargelang het geval;
(iii)	zijn of haar vrijwillig ontslag voordat zijn of haar benoemingstermijn is verstreken;
(iv)	het niet worden herbenoemd door de Algemene Vergadering, ondanks een daartoe strekkende voordracht door de Niet-Uitvoerend Bestuurders,

met dien verstande dat het Bestuur te allen tijde kan besluiten tot verlaging van het aantal Bestuurders opdat er niet langer een vacature bestaat; of

(ii)	gedurende zijn of haar schorsing;
(iii)	gedurende een ziekte;
(iv)	gedurende onbereikbaarheid,

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in de gevallen bedoeld onder sub (iii) en (iv) zonder dat gedurende een termijn van vijf (5) dagen de mogelijkheid van contact tussen de betreffende Bestuurder en de Vennootschap heeft bestaan, tenzij het Bestuur of de Secretaris in een voorkomend geval een andere termijn vaststelt.

7.4Chief Executive Officer. Bestuursvoorzitter.

7.4.1

Het Bestuur benoemt een Uitvoerend Bestuurder als Chief Executive Officer voor zolang als het Bestuur zal bepalen. Het Bestuur kan de Chief Executive Officer ontslaan, met dien verstande dat de aldus ontslagen Chief Executive Officer vervolgens zijn, haar of hun termijn als Uitvoerend Bestuurder voortzet zonder de titel van Chief Executive Officer te hebben.

Daarnaast mag het Bestuur andere titels verlenen aan een Uitvoerend Bestuurder.

7.4.2

Het Bestuur benoemt een Niet-Uitvoerend Bestuurder als voorzitter van het Bestuur voor zolang als het Bestuur zal bepalen. Het Bestuur kan de voorzitter ontslaan, met dien verstande dat de aldus ontslagen voorzitter vervolgens zijn, haar of hun termijn als Niet-Uitvoerend Bestuurder voortzet zonder de titel van voorzitter te hebben.

7.4.3

Het Bestuur kan een of meer van de Niet-Uitvoerend Bestuurders tot vice-voorzitter van het Bestuur benoemen voor zolang als het Bestuur zal bepalen. Aan een vice-voorzitter komen met betrekking tot de in deze statuten aan de bestuursvoorzitter opgedragen taken in geval van diens afwezigheid of weigering zodanige bevoegdheden toe als het Bestuur zal bepalen. Het Bestuur kan de vice-voorzitter ontslaan, met dien verstande dat de aldus ontslagen vice-voorzitter vervolgens zijn, haar of hun termijn als Niet-Uitvoerend Bestuurder voortzet zonder de titel van vice-voorzitter te hebben.

7.4.4

In geval geen bestuursvoorzitter is benoemd of in geval van afwezigheid of weigering van de bestuursvoorzitter, wordt het voorzitterschap van de vergadering van het Bestuur waargenomen door een vice-voorzitter of in het geval van diens afwezigheid of weigering daartoe door een daartoe door de vergadering aangewezen lid van het Bestuur of andere aanwezige personen.

7.5Bestuur: bezoldiging.

7.5.1

De Vennootschap stelt een beleid vast met betrekking tot de bezoldiging van het Bestuur. Het bezoldigingsbeleid wordt door de Algemene Vergadering vastgesteld op voorstel van de Niet-Uitvoerend Bestuurders. De bezoldiging van ieder van de Uitvoerend Bestuurders wordt door de Niet-Uitvoerend Bestuurders vastgesteld met inachtneming van het door de Algemene Vergadering vastgestelde bezoldigingsbeleid. De bezoldiging van ieder van de Niet-Uitvoerend Bestuurders wordt door het Bestuur vastgesteld met inachtneming van het door de Algemene Vergadering vastgestelde bezoldigingsbeleid.

7.5.2

Een voorstel ten aanzien van regelingen van bezoldigingen in de vorm van Aandelen of rechten tot het nemen van Aandelen wordt door de Niet-Uitvoerend Bestuurders ter goedkeuring aan de Algemene Vergadering voorgelegd. Dit voorstel bepaalt ten minste het maximum aantal Aandelen of rechten tot het nemen van Aandelen dat aan de leden van het Bestuur kan worden toegekend en welke criteria gelden voor toekenning of wijziging.

7.6Bestuur: vergaderingen.

7.6.1	Vergaderingen van het Bestuur kunnen te allen tijde worden bijeengeroepen, hetzij door één of meer leden van het Bestuur, hetzij in zijn, haar of hun opdracht door de Secretaris.
7.6.2	De Secretaris is bevoegd de vergaderingen van het Bestuur bij te wonen. Het Bestuur is tevens bevoegd anderen tot een vergadering toe te laten.

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7.6.3	Ieder lid van het Bestuur heeft één (1) stem. Het Bestuur besluit met Volstrekte Meerderheid. Bij staking van stemmen is het voorstel verworpen.
7.6.4

Een lid van het Bestuur neemt niet deel aan de beraadslaging en besluitvorming indien hij, zij of hen daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de Vennootschap of de met haar verbonden onderneming. Indien alle leden van het Bestuur een tegenstrijdig belang hebben, wordt het besluit genomen door de Algemene Vergadering.

7.6.5

De notulen van de vergaderingen van het Bestuur zullen worden gehouden door de Secretaris. De notulen worden in de desbetreffende of daaropvolgende vergadering vastgesteld door het Bestuur. Van ieder besluit van het Bestuur genomen buiten vergadering maakt de Secretaris aantekening, welke aantekening wordt ondertekend door de voorzitter en de Secretaris.

7.7Bestuur: bevoegdheden, taakverdeling, beperkingen.

7.7.1

Het Bestuur is belast met het besturen van de Vennootschap en heeft daartoe binnen de grenzen van de wet alle bevoegdheden welke bij deze statuten niet aan anderen zijn toegekend. Het dagelijks bestuur zal berusten bij de Uitvoerend Bestuurders. De taak om toezicht te houden op de taakuitoefening van de Bestuurders kan niet worden ontnomen aan de Niet-Uitvoerend Bestuurders.

7.7.2

Het Bestuur zal, met inachtneming van deze statuten, één of meer reglementen vaststellen met regels over zijn functioneren, zijn besluitvorming, de samenstelling, de taak en werkwijze van commissies als bedoeld in artikel 7.7.4. en andere aangelegenheden die het Bestuur, de Chief Executive Officer, de Uitvoerend Bestuurders, de Niet-Uitvoerend Bestuurders en de door het Bestuur ingestelde commissies betreffen.

7.7.3

De Uitvoerend Bestuurders kunnen rechtsgeldig besluiten omtrent zaken die behoren tot hun taak als bedoeld in artikel 7.7.1. en 7.7.2. De Niet-Uitvoerend Bestuurders kunnen eveneens rechtsgeldig besluiten nemen omtrent zaken die behoren tot hun taak als bedoeld in artikel 7.7.1. en 7.7.2.

7.7.4	Het Bestuur kan zodanige commissies instellen die hij nodig acht, bestaande uit één of meer van zijn leden of andere personen.
7.7.5	De Uitvoerend Bestuurders verschaffen tijdig aan de Niet-Uitvoerend Bestuurders alle informatie die noodzakelijk is voor de uitvoering van hun taak.
7.7.6

Onverminderd enige overige toepasselijke bepalingen in deze statuten is de goedkeuring van de Algemene Vergadering vereist voor besluiten van het Bestuur omtrent een belangrijke verandering van de identiteit of het karakter van de Vennootschap of de onderneming, waaronder in ieder geval:

(a)	overdracht van de onderneming of vrijwel de gehele onderneming aan een derde;
(b)

het aangaan of verbreken van duurzame samenwerking van de Vennootschap of een Dochtermaatschappij met een andere rechtspersoon of vennootschap dan wel als volledig aansprakelijke vennoot in een commanditaire vennootschap of vennootschap onder firma, indien deze samenwerking of verbreking van ingrijpende betekenis is voor de Vennootschap; en

(c)

het nemen of afstoten van een deelneming in het kapitaal van een vennootschap ter waarde van ten minste een derde van het bedrag van de activa volgens de geconsolideerde balans met toelichting volgens de laatst vastgestelde Jaarrekening van de Vennootschap, door de Vennootschap of een Dochtermaatschappij.

7.8Vertegenwoordiging.

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7.8.1

Het Bestuur, zomede twee (2) gezamenlijk handelende Uitvoerend Bestuurders, zijn bevoegd de Vennootschap te vertegenwoordigen. In het geval er slechts één Uitvoerend Bestuurder in functie is, is die zelfstandig bevoegd de Vennootschap te vertegenwoordigen.

7.8.2	Het Bestuur kan aan een of meer personen, al dan niet in dienst van de Vennootschap, procuratie of anderszins doorlopende vertegenwoordigingsbevoegdheid toekennen.

7.9Secretaris.

7.9.1	Het Bestuur benoemt buiten zijn leden een Secretaris.
7.9.2	De Secretaris zal deelnemen aan de vergaderingen van het Bestuur en aan de vergaderingen van de door het Bestuur ingestelde commissies, een en ander conform een nader vast te stellen reglement.
7.9.3

Aan een Secretaris komen verder zodanige bevoegdheden toe als hem, haar of hun op grond van deze statuten zijn verleend en zoals hem, haar of hun met inachtneming van deze statuten door het Bestuur worden toegekend bij of na zijn, haar of hun benoeming.

7.9.4	Een Secretaris kan als zodanig te allen tijde door het Bestuur worden ontslagen.

7.10Vrijwaring Bestuurders.

7.10.1	Voor zover uit de Nederlandse wet niet anders voortvloeit, worden aan leden en voormalige leden van het Bestuur vergoed:
(a)

de redelijke kosten van het voeren van verdediging tegen aanspraken wegens een handelen of nalaten in de uitoefening van hun functie of van een andere functie die zij op verzoek van de Vennootschap vervullen of hebben vervuld;

(b)	eventuele schadevergoedingen of boetes die zij verschuldigd zijn wegens een hierboven onder (a) vermeld handelen of nalaten;
(c)

de redelijke kosten van het optreden in andere rechtsgedingen waarin zij als lid of als voormalig lid van het Bestuur zijn betrokken, met uitzondering van de gedingen waarin zij hoofdzakelijk een eigen vordering geldend maken.

Een betrokkene heeft geen aanspraak op de hiervoor bedoelde vergoeding indien en voor zover:

(d)

door de Nederlandse rechter of, in het geval van arbitrage, door een arbiter, bij kracht van gewijsde is vastgesteld dat het handelen of nalaten van de betrokkene kan worden gekenschetst als opzettelijk, bewust roekeloos of ernstig verwijtbaar, tenzij uit de Nederlandse wet anders voortvloeit of zulks in de gegeven omstandigheden naar maatstaven van redelijkheid en billijkheid onaanvaardbaar zou zijn;

(e)	de kosten of het vermogensverlies van de betrokkene is gedekt door een verzekering en de verzekeraar deze kosten of dit vermogensverlies heeft uitbetaald; en
(f)	de financiële verliezen, schade of kosten die zijn geleden of gemaakt in verband zijn met het schikken van een procedure zonder de voorafgaande goedkeuring van de Vennootschap.

Indien en voor zover door de Nederlandse rechter of, in het geval van arbitrage,

door een arbiter, bij kracht van gewijsde is vastgesteld dat de betrokkene geen aanspraak heeft op de vergoeding als hiervoor bedoeld, is hij, zij of hen gehouden de door de Vennootschap vergoede bedragen terstond terug te betalen.

7.10.2	De Vennootschap kan ten behoeve van de betrokkene verzekeringen tegen aansprakelijkheid afsluiten.
7.10.3	Het Bestuur kan, al dan niet bij overeenkomst, andere uitvoering geven aan het vorenstaande.

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8ALGEMENE VERGADERINGEN.

8.1Algemene Vergaderingen.

8.1.1	Algemene Vergaderingen worden gehouden in Amsterdam of in de gemeente Haarlemmermeer (Schiphol Airport).
8.1.2	Jaarlijks, uiterlijk zes (6) maanden na het einde van het boekjaar van de Vennootschap, wordt een Algemene Vergadering gehouden.
8.1.3

Het Bestuur verschaft de Algemene Vergadering alle verlangde informatie, tenzij een zwaarwichtig belang van de Vennootschap zich daartegen verzet. Indien door het Bestuur een beroep wordt gedaan op een zwaarwichtig belang, wordt dit beroep gemotiveerd toegelicht.

8.2Buitengewone Algemene Vergaderingen.

Buitengewone Algemene Vergaderingen worden bijeengeroepen door het Bestuur of door diegenen die daartoe krachtens de wet of deze statuten de bevoegdheid bezitten.

8.3Algemene Vergaderingen: oproep en agenda.

8.3.1

De oproeping tot de Algemene Vergadering geschiedt door het Bestuur of door diegenen die daartoe krachtens de wet of deze statuten de bevoegdheid bezitten met inachtneming van de betreffende wettelijke minimale oproepingstermijn.

8.3.2

Het Bestuur of diegene die krachtens de wet of deze statuten bevoegd is de vergadering bijeen te roepen, kan besluiten dat de oproepingsbrief ten aanzien van een Vergadergerechtigde die daarmee instemt wordt vervangen door een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de Vennootschap bekend is gemaakt.

8.3.3

Bij de oproeping worden de te behandelen onderwerpen medegedeeld of wordt vermeld dat de Vergadergerechtigden ten kantore van de Vennootschap kennis kunnen nemen van de agenda van de vergadering en dat afschriften daarvan op zodanige plaatsen als in de oproep vermeld verkrijgbaar zijn.

8.3.4	De agenda voor de jaarlijkse Algemene Vergadering bevat in ieder geval de volgende onderwerpen:
(a)	de behandeling van het Jaarstukken;
(b)	de vaststelling van de Jaarrekening;
(c)	de bepaling van de winstbestemming;
(d)	voorstellen met betrekking tot de samenstelling van het Bestuur, daaronder begrepen het vervullen van vacatures binnen het Bestuur;
(e)	voorstellen die door het Bestuur op de agenda zijn geplaatst, zomede voorstellen van Aandeelhouders die overeenkomstig het bepaalde in de wet en het bepaalde in de statuten zijn ingediend.
8.3.5

Een onderwerp, waarvan de behandeling schriftelijk is verzocht door een of meer Aandeelhouders die alleen of gezamenlijk ten minste het percentage van het geplaatste kapitaal vertegenwoordigen als wettelijk vereist, wordt opgenomen in de oproeping of op dezelfde wijze aangekondigd indien de Vennootschap het verzoek niet later dan op de dag die de wet voorschrijft, heeft ontvangen.

8.3.6

Indien en wanneer toegestaan onder toepasselijk recht, mogen degenen die de Algemene Vergadering bijeen roepen tevens besluiten of (en zo ja, onder welke voorwaarden) de Algemene Vergadering tevens of uitsluitend toegankelijk is langs elektronische weg. In dat geval, zullen verwijzingen in deze statuten naar het bijwonen van de Algemene Vergadering tevens inhouden deelname langs elektronische weg en zal artikel 8.4.4., met uitzondering

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van de eerste zin van artikel 8.4.4., van overeenkomstige toepassing zijn op deelname langs elektronische weg.

8.4Algemene Vergaderingen: bijwonen van vergaderingen.

8.4.1	Als Vergadergerechtigden hebben te gelden, personen die:
(i)	op een door het Bestuur te bepalen tijdstip Aandeelhouder of anderszins Vergadergerechtigde zijn, dat tijdstip hierna te noemen: het registratietijdstip;
(ii)	als zodanig zijn ingeschreven in een door het Bestuur daartoe aangewezen register (of een of meer delen daarvan), hierna te noemen: het “register”; en
(iii)	voor de datum vermeld in de oproeping schriftelijk aan de Vennootschap kennis hebben gegeven dat zij voornemens zijn de Algemene Vergadering bij te wonen,

ongeacht wie ten tijde van de vergadering Aandeelhouder is. De kennisgeving vermeldt de naam en het aantal Aandelen dat de betreffende persoon ter vergadering vertegenwoordigt. Het hiervoor onder (iii) bepaalde met betrekking tot de kennisgeving aan de Vennootschap is ook van toepassing op de schriftelijk gevolmachtigde van een Vergadergerechtigde.

8.4.2

Het Bestuur kan besluiten dat Stemgerechtigden binnen een door het Bestuur vast te stellen periode voorafgaande aan de Algemene Vergadering, welke periode niet eerder kan aanvangen dan op het in het vorige lid bedoelde registratietijdstip, via een door het Bestuur te bepalen elektronisch communicatiemiddel hun stem kunnen uitbrengen. Stemmen uitgebracht in overeenstemming met het in de vorige zin bepaalde worden gelijkgesteld met stemmen die ten tijde van de vergadering zijn uitgebracht.

8.4.3	Het Bestuur kan besluiten dat door middel van een elektronisch communicatiemiddel kennis genomen kan worden van de verhandelingen ter vergadering.
8.4.4

Het Bestuur kan besluiten dat iedere Stemgerechtigde bevoegd is om door middel van een elektronisch communicatiemiddel, hetzij in persoon, hetzij bij schriftelijk gevolmachtigde, het stemrecht uit te oefenen, op voorwaarde dat de Stemgerechtigde via het elektronische communicatiemiddel kan worden geïdentificeerd en bovendien rechtstreeks kan kennisnemen van de verhandelingen ter de betreffende vergadering. Het Bestuur kan voorwaarden verbinden aan het gebruik van het elektronisch communicatiemiddel, welke voorwaarden bij de oproeping tot de Algemene Vergadering bekend worden gemaakt en op de website van de Vennootschap worden geplaatst.

8.4.5	De Bestuurders zijn bevoegd de Algemene Vergaderingen bij te wonen en hebben als zodanig in de Algemene Vergaderingen een raadgevende stem.
8.4.6	Bovendien zijn die personen bevoegd de Algemene Vergadering bij te wonen, die de voorzitter van de vergadering toelaat.
8.4.7	De voorzitter van de vergadering beslist omtrent alle kwesties welke verband houden met de toelating tot de Algemene Vergadering.

8.5Algemene Vergaderingen: vergaderorde, notulen.

8.5.1

De Algemene Vergadering wordt voorgezeten door de voorzitter van het Bestuur of bij diens ontstentenis door een van de andere Niet-Uitvoerend Bestuurders daartoe door het Bestuur aangewezen; zijn geen Niet-Uitvoerend Bestuurders ter vergadering aanwezig, dan staat de vergadering onder leiding van één van de Uitvoerend Bestuurders daartoe door het Bestuur aangewezen. De voorzitter wijst de secretaris aan.

8.5.2

De voorzitter van de vergadering stelt de vergaderorde vast met inachtneming van de agenda en is bevoegd de toegewezen spreektijd te beperken of andere maatregelen te nemen om een ordelijk verloop van de vergadering te waarborgen.

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8.5.3	Alle kwesties welke verband houden met de gang van zaken in of terzake van de vergadering, worden beslist door de voorzitter van de vergadering.
8.5.4

Tenzij van het ter vergadering verhandelde een notarieel proces-verbaal wordt opgemaakt, worden daarvan notulen gehouden. Notulen worden vastgesteld en ten blijke daarvan getekend door de voorzitter en de secretaris van de desbetreffende vergadering.

8.5.5

Een certificaat, door de voorzitter en de secretaris van de vergadering getekend, inhoudende de bevestiging dat de Algemene Vergadering een bepaald besluit heeft genomen, geldt als bewijs van een dergelijk besluit tegenover derden.

8.6Algemene Vergaderingen: besluitvorming.

8.6.1

Tenzij de wet een andere meerderheid van stemmen of quorum voorschrijft, worden alle besluiten van de Algemene Vergadering genomen met een Volstrekte Meerderheid, in een vergadering waarin ten minste een derde van het geplaatste kapitaal is vertegenwoordigd.

Een tweede vergadering als bedoeld in artikel 2:120 lid 3 BW kan niet worden bijeengeroepen.

8.6.2

Ieder Aandeel geeft recht op het uitbrengen van een stem op de Algemene Vergadering. Blanco stemmen, ongeldige stemmen en stemonthoudingen worden als niet uitgebracht aangemerkt. Bij de vaststelling in hoeverre het geplaatste kapitaal vertegenwoordigd is op een Algemene Vergadering, worden Aandelen waarop een ongeldige of blanco stem is uitgebracht en Aandelen waarop een stem is onthouden wel meegerekend.

8.6.3

Voor een Aandeel dat toebehoort aan de Vennootschap of aan een Dochtermaatschappij daarvan kan in de Algemene Vergadering geen stem worden uitgebracht. Vruchtgebruikers en pandhouders van Aandelen die aan de Vennootschap of haar Dochtermaatschappijen toebehoren zijn niet van het stemrecht uitgesloten indien het vruchtgebruik of pandrecht was gevestigd voordat het Aandeel aan de Vennootschap of een Dochtermaatschappij daarvan toebehoorde en het stemrecht bij de vestiging van het pandrecht of recht van vruchtgebruik aan de pandhouder of de vruchtgebruiker werd toegekend.

8.6.4	De voorzitter bepaalt de wijze van stemming.
8.6.5	Het ter vergadering uitgesproken oordeel van de voorzitter omtrent de uitslag van een stemming in de Algemene Vergadering is beslissend. Hetzelfde geldt voor de inhoud van een genomen besluit.
8.6.6	Over alle geschillen betreffende de stemmingen, waarin bij de wet of de statuten niet is voorzien, beslist de voorzitter van de vergadering.

9BOEKJAAR. ACCOUNTANT.

9.1Boekjaar: Jaarstukken.

9.1.1	Het boekjaar van de Vennootschap is het kalenderjaar.
9.1.2

Jaarlijks, binnen de daartoe door de wet gestelde termijn, maakt het Bestuur een Jaarrekening op. De Jaarrekening gaat vergezeld van de verklaring van de accountant bedoeld in artikel 9.2.1., indien de in dat artikel bedoelde opdracht is verstrekt, van het Bestuursverslag, tenzij artikel 2:391 BW niet voor de Vennootschap geldt, en van de overige gegevens, voor zover die bij de stukken moeten worden gevoegd ingevolge die van toepassing zijnde verplichte regelgeving. De Jaarrekening wordt ondertekend door alle Bestuurders; ontbreekt de ondertekening van een of meer van hen, dan wordt daarvan onder opgave van de reden melding gemaakt.

9.1.3	De Vennootschap zorgt dat de opgemaakte Jaarrekening, het Bestuursverslag (indien van toepassing) en de in artikel 9.2.1. bedoelde overige gegevens vanaf de dag van de oproeping

15

tot de Algemene Vergadering bestemd tot hun behandeling, ten kantore van de Vennootschap aanwezig zijn. Het Bestuur zendt de Jaarrekening ook toe aan de Ondernemingsraad.

De Aandeelhouders en overige Vergadergerechtigden kunnen die stukken aldaar inzien en daarvan kosteloos een afschrift verkrijgen.

9.2Accountant.

9.2.1

De Algemene Vergadering geeft aan een accountant of aan een andere expert, als bedoeld in artikel 2:393 lid 1 BW, hierna beide te noemen: de accountant, opdracht om de door het Bestuur opgemaakte Jaarrekening te onderzoeken overeenkomstig artikel 2:393 lid 3 BW. De accountant brengt omtrent zijn, haar of hun onderzoek verslag uit aan het Bestuur en geeft de uitslag van zijn, haar of hun onderzoek weer in een verklaring omtrent de getrouwheid van de Jaarrekening.

9.2.2	Indien de Algemene Vergadering niet overgaat tot het verlenen van een dergelijke opdracht, dan is het Bestuur bevoegd.
9.2.3

De aan de accountant verleende opdracht kan worden ingetrokken door de Algemene Vergadering en door degene die de opdracht heeft verleend. De opdracht kan enkel worden ingetrokken om gegronde redenen met inachtneming van artikel 2:393 lid 2 BW.

9.2.4	Het Bestuur kan aan de accountant of aan een andere accountant op kosten van de Vennootschap opdrachten verstrekken.

10WINST.

10.1Winst en verlies: uitkeringen op Aandelen.

10.1.1	Het Bestuur houdt een agioreserve en een winstreserve aan voor de Aandelen.
10.1.2

De Vennootschap kan slechts uitkeringen doen op Aandelen voor zover haar eigen vermogen groter is dan het bedrag van het gestorte en opgevraagde deel van het kapitaal, vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

10.1.3

Uitkering van winst, waaronder wordt verstaan het batig resultaat na belastingen blijkens de vastgestelde Jaarrekening, geschiedt na de vaststelling van de Jaarrekening waaruit blijkt dat zij geoorloofd is, onverminderd het overigens in de statuten bepaalde.

10.1.4	Het Bestuur kan bepalen dat enig bedrag van de winst wordt toegevoegd aan de reserves.
10.1.5	Hetgeen van de winst overblijft na toepassing van het artikel 10.1.4. staat ter beschikking van de Algemene Vergadering die kan besluiten tot reservering of tot uitkering aan de Aandeelhouders.
10.1.6	De Algemene Vergadering kan op voorstel van het Bestuur besluiten aan de Aandeelhouders een uitkering te doen in de vorm van Aandelen in het aandelenkapitaal van de Vennootschap.
10.1.7

Met inachtneming van het overigens in dit artikel 10.1. bepaalde kan de Algemene Vergadering op voorstel van het Bestuur besluiten tot uitkeringen aan houders ten laste van een of meer reserves die niet krachtens de wet door de Vennootschap moeten worden aangehouden. Het Bestuur kan echter besluiten om op Aandelen te storten bedragen (waaronder begrepen bedragen die het nominaal bedrag van de betreffende Aandelen te boven gaan) ten laste te brengen van de één of meerdere reserves van de Vennootschap, ongeacht of die Aandelen worden uitgegeven aan bestaande Aandeelhouders.

10.1.8

De gerechtigden tot een uitkering zijn de betreffende Aandeelhouders, vruchtgebruikers en pandhouders, afhankelijk van de omstandigheden van het geval, op een daartoe door het Bestuur te bepalen datum. Deze datum zal niet eerder zijn dan de datum waarop de uitkering wordt aangekondigd.

10.1.9	Ieder voorstel tot uitkering op Aandelen wordt door het Bestuur onverwijld openbaar

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gemaakt overeenkomstig toepasselijk recht en de beursregels van de effectenbeurs waar de Aandelen in de Vennootschap zijn genoteerd op verzoek van de Vennootschap. De openbaarmaking zal specificeren wanneer de uitkering betaalbaar of – in geval van een voorstel tot uitkering – vermoedelijk betaalbaar wordt gesteld.

10.1.10	Uitkeringen zijn betaalbaar uiterlijk dertig (30) dagen na de dag waarop zij zijn vastgesteld, tenzij het orgaan dat de uitkering vaststelt een andere dag bepaalt.
10.1.11	Uitkeringen, waarover vijf (5) jaren en één (1) dag nadat zij opeisbaar zijn geworden niet is beschikt, vervallen aan de Vennootschap en worden aan de reserves toegevoegd.
10.1.12	Het Bestuur kan bepalen dat uitkeringen op Aandelen in euro of in andere valuta betaalbaar worden gesteld.
10.1.13	Op Aandelen die de Vennootschap zelf houdt in haar eigen aandelenkapitaal worden geen uitkeringen gedaan, tenzij die Aandelen zijn belast met een recht van vruchtgebruik of pandrecht.

10.2Tussentijdse uitkeringen.

10.2.1	Het Bestuur kan tot tussentijdse uitkeringen aan Aandeelhouders besluiten, indien uit een tussentijdse vermogensopstelling blijkt dat aan het vereiste van artikel 10.1.2. is voldaan.
10.2.2

De tussentijdse vermogensopstelling heeft betrekking op de stand van het vermogen op ten vroegste de eerste dag van de derde maand voor de maand waarin het besluit tot uitkering wordt bekend gemaakt. Zij wordt opgemaakt met inachtneming van in het maatschappelijk verkeer als aanvaardbaar beschouwde waarderingsmethoden. In de vermogensopstelling worden de krachtens de wet en de statuten te reserveren bedragen opgenomen. Zij wordt ondertekend door de Bestuurders. Ontbreekt de handtekening van een of meer van hen, dan wordt daarvan onder opgave van reden melding gemaakt.

11STATUTENWIJZIGING, ONTBINDING.

11.1Een besluit tot wijziging van de statuten of tot ontbinding van de Vennootschap kan slechts worden genomen op voorstel van het Bestuur.

11.2Vereffening.

11.2.1.	Bij ontbinding van de Vennootschap geschiedt de vereffening door het Bestuur, tenzij door de Algemene Vergadering anders wordt beslist.
11.2.2.	De bepalingen van de statuten blijven ook tijdens de vereffening voor zover mogelijk van kracht.
11.2.3.

Hetgeen na de voldoening van alle schulden van het vermogen van de Vennootschap is overgebleven komt, met inachtneming van het bepaalde in artikel 2:23b BW, toe aan de Aandeelhouders in verhouding van het nominaal bedrag aan Aandelen dat ieder bezit.

12FEDERALE FORUMKEUZE

12.1Tenzij de Vennootschap schriftelijk instemt met een andere forumkeuze, zijn de federale arrondissementsrechtbanken (federal district courts) van de Verenigde Staten van Amerika exclusief bevoegd voor het behandelen van een aanklacht waaronder een rechtsvordering wordt ingesteld uit hoofde van de Amerikaanse Securities Act of 1933, zoals gewijzigd, voor zover toegestaan onder het toepasselijke recht.

This is a translation into English of the official Dutch version of the articles of association of a public company with limited liability under Dutch law. Definitions included in article 1 below appear in the English alphabetical order but will appear in the Dutch alphabetical order in the official Dutch version. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

UNIQURE N.V.

1.DEFINITIONS.

In the articles of association the following terms shall have the meaning as defined below:

-	Annual Accounts: the annual accounts referred to in section 2:361 DCC;
-	Annual Statement of Accounts: the Annual Accounts and, if applicable, the annual report as well as the additional information referred to in section 2:392 DCC;
-	Board: the corporate body of the Company consisting of the Executive Directors of the board in office and the Non-Executive Directors of the board in office;
-	Board Members: the Executive Directors of the Board in office and the Non-Executive Directors of the Board in office;
-	Chief Executive Officer: the Executive Director appointed as chief executive officer as referred to in article 7.4;
-	Company: the public limited company which organisation is laid down in these articles of association;
-	Enterprise Chamber: the Enterprise Chamber of the Amsterdam Court of Appeals;
-	Executive Director: a Board member appointed as executive director;
-	Dependent Company: a dependent company of the Company within the meaning of section 2:152 DCC;
-	DCC: the Dutch Civil Code;
-

General Meeting: the corporate body that consists of Shareholders entitled to vote and all other persons entitled to vote / the meeting in which Shareholders and all other persons entitled to attend general meetings assemble;

-	Management Report: the management report referred to in section 2:391 DCC;
-	Meeting Rights: the right to, either in person or by proxy authorised in writing, attend the General Meeting and to address such meeting;
-	Non-Executive Director: a Board member appointed as non-executive director;
-	Persons entitled to attend General Meetings: Shareholders as well as holders of a right of use and enjoyment (vruchtgebruik) and holders of a right of pledge with Meeting Rights;
-	Persons entitled to vote: Shareholders with voting rights as well as holders of a right of use and enjoyment (vruchtgebruik) and holders of a right of pledge with voting rights;
-	Secretary: the secretary of the Company as referred to in article 7.9;
-	Simple Majority: more than half of the votes cast;
-	Share: an ordinary share in the share capital of the Company;
-	Shareholder: a holder of a Share;
-	Subsidiary: a subsidiary as referred to in section 2:24a DCC; and
-	Works Council: the works council of the Company's business or of the business of a Dependent Company, provided that:

(a)

if there is more than one such works council, the powers of the Works Council under these articles of association shall be exercised by those councils separately, except that in case of a nomination as referred to in article 7.2.4, the powers of the Works Council under that provision shall be exercised by those works councils jointly;

(b)	if a central works council has been established for the relevant business or businesses, the powers of the Works Council under these articles of association shall vest in the central works council.

2.NAME. CORPORATE SEAT.

2.1.The name of the Company is: uniQure N.V.

Its corporate seat is in Amsterdam, the Netherlands, and it may establish branch offices elsewhere.

2.2.Objects.

The objects of the Company are:

(a)	to research, develop, produce and commercialise products, services and technology in the (bio-)pharmaceutical sphere;
(b)	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;
(c)	to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;
(d)	to acquire, dispose of manage and exploit real and personal property, including patents, marks, licenses, permits and other intellectual property rights;
(e)	to borrow and/or lend moneys, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others,

the foregoing, whether or not in collaboration with third parties, and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense.

2.3.The Company is subject to Sections 2:158 through 2:162 DCC and Section 2:164 DCC, which provide for the Dutch large company regime.

3.SHARE STRUCTURE.

3.1.Authorised share capital

3.1.1.	The authorized capital of the Company amounts to five million euro (EUR 5,000,000) divided one hundred million (100,000,000) Shares, each with a nominal value of five eurocent (EUR 0.05).
3.1.2.	The Shares shall be in registered form and shall be consecutively numbered from 1 onwards.
3.1.3.	No Share certificates shall be issued.

3.2.Issue of Shares.

3.2.1.

Shares shall be issued pursuant to a resolution of the Board if by resolution of the General Meeting the Board has been authorised for a specific period not exceeding five (5) years to issue Shares. The resolution granting the aforesaid authorisation must determine the number and class of the Shares that may be issued. The authorisation may from time to time be extended for a period not exceeding five (5) years. Unless otherwise stipulated at its grant, the authorisation cannot be withdrawn.

3.2.2.	If and insofar as an authorisation as referred to in article 3.2.1 is not in force, the General Meeting shall have the power, upon the proposal of the Board to resolve to issue Shares.

3.2.3.

Article 3.2.1 and 3.2.2 shall equally apply to a grant of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person who exercises a previously acquired right to subscribe for Shares.

3.2.4.	Save for the provisions of section 2:80 DCC, the issue price may not be below nominal value of the Shares.
3.2.5.	Shares shall be issued by deed in accordance with the provisions of sections 2:86c and 2:96 DCC.

3.3.Payment for Shares.

3.3.1.	Shares may only be issued against payment in full of the amount at which such Shares are issued and with due observance of the provisions of sections 2:80a and 2:80b DCC.
3.3.2.	Payment must be made in cash, unless an alternative contribution has been agreed. Payment other than in cash is made with due observance of the provisions of section 2:94b DCC.
3.3.3.

Payment in cash may be made in a foreign currency if the Company agrees to this. In that case, the payment obligation shall be fulfilled for the amount up to which the amount paid up can be freely exchanged into euro. This rate of exchange shall be determined by the rate of exchange prevailing on the day of payment or, after application of the provisions of the next sentence, on the day referred to there. The Company may demand payment at the rate of exchange prevailing on a specific day within two (2) months prior to the last day on which payment must have been made, provided that the Shares shall be included on the official list of any stock exchange immediately following the issue.

3.3.4.	The Company may grant loans for the purpose of a subscription for or an acquisition of Shares in its share capital subject to any applicable statutory provisions.
3.3.5.	The Board may perform legal acts as referred to in section 2:94 DCC without the prior approval of the General Meeting.

3.4.Pre-emptive rights.

3.4.1.

Upon the issue of Shares, each Shareholder shall have a pre-emptive right to acquire such newly issued Shares in proportion to the aggregate amount of his, her or their Shares, it being understood that this pre-emptive right shall not apply to:

(a)any issue of Shares to employees of the Company or employees of a group company;

(b)Shares which are issued against payment in kind.

3.4.2.

Pre-emptive rights may be limited or excluded by resolution of the General Meeting upon proposal of the Board. The Board shall have the power to resolve upon the limitation or exclusion of the pre-emptive right, if and to the extent the Board has been designated by the General Meeting. Such designation shall only be valid for a specific period of not more than five (5) years and may from time to time be extended with a period of not more than five (5) years. Unless provided otherwise in the designation, the designation cannot be cancelled.

A resolution of the General Meeting to limit or exclude the pre-emptive rights as well as a resolution to designate the Board as referred to in this article 3.4.2 requires a two thirds majority of the votes cast if less than half the issued share capital is represented at a meeting.

3.4.3.

Without prejudice to section 2:96a DCC, the General Meeting or the Board, as the case may be, shall, when adopting a resolution to issue Shares, determine the manner in which and the period within which such pre-emptive rights may be exercised.

3.4.4.	The Company shall announce the issue with pre-emptive rights and the period within which such rights can be exercised in such manner as shall be prescribed by applicable law and applicable stock exchange regulations, including, but not limited to, an announcement published by electronic means of communication.

3.4.5.

This article 3.4 shall equally apply to a grant of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person who exercises a previously acquired right to subscribe for Shares.

3.5.Depositary receipts for Shares

The Company is not authorised to cooperate in the issue of depositary receipts for Shares.

4.OWN SHARES. CAPITAL REDUCTION.

4.1.Acquisition of Shares.

4.1.1.

Subject to authorisation by the General Meeting and with due observance of the applicable relevant statutory provisions, the Board may resolve on the acquisition by the Company of fully paid-up Shares. Such authorisation shall only be valid for a specific period of not more than eighteen (18) months and may from time to time be extended with a period of not more than eighteen (18) months. Acquisition by the Company of non-paid up Shares is null and void.

4.1.2.

The authorisation of the General Meeting as referred to in article 4.1.1 shall not be required if the Company acquires fully paid-up Shares for the purpose of transferring such Shares, by virtue of an applicable employee stock purchase plan, to persons employed by the Company or by a group Company, provided such Shares are quoted on the official list of any stock exchange.

4.2.Capital reduction.

4.2.1.

With due observance of the statutory requirements the General Meeting may resolve at the proposal of the Board to reduce the issued share capital by (i) reducing the nominal value of Shares by amending the articles of association, or (ii) cancelling:

(a)Shares in its own share capital which the Company holds itself in the Company’s share capital, or

(b)all issued Shares against repayment of the amount paid-up on those Shares;

4.2.2.	Partial repayment on Shares pursuant to a resolution to reduce their nominal value will be made proportionally.

5.TRANSFER.

5.1.Form of transfer of Shares.

5.1.1.

The transfer of a Share shall require a deed executed for that purpose and, save in the event that the Company itself is a party to the transaction, written acknowledgement by the Company of the transfer. The acknowledgement is to be made either in the transfer deed, or by a dated statement endorsed upon the transfer deed or upon a copy of or extract from that deed certified by a notary (notaris) or bailiff (deurwaarder), or in the manner as referred to in article 5.1.2. Service of notice of the transfer deed or of the aforesaid copy or extract upon the Company shall be the equivalent of acknowledgement as stated in this paragraph.

5.1.2.

The preceding paragraph shall apply mutatis mutandis to the transfer of any limited right to a Share, provided that a pledge may also be created without acknowledgement by or service of notice upon the Company and that section 3:239 DCC applies, in which case acknowledgement by or service of notice upon the Company shall replace the announcement referred to section 3:239, subsection 3 DCC.

5.1.3.

For as long as any Shares are admitted to trading on the Nasdaq Stock Market, New York Stock Exchange, or on any other regulated stock exchange located in the United States of America, the laws of the State of New York shall apply to the property law aspects of the

Shares reflected in the register administered by the relevant transfer agent, without prejudice to the applicable provisions of Chapters 4 and 5 of Title 10 of Book 10 DCC.

6.REGISTERS. PLEDGE. USE AND ENJOYMENT (vruchtgebruik)

6.1.Shareholders register.

6.1.1.

With due observance of the applicable statutory provisions in respect of registered Shares, a shareholders register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board, may, in whole or in part, be kept in more than one copy and at more than one address. Part of the shareholders register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable listing rules.

6.1.2.	Each Shareholder’s name, his, her or their address and such further information as required by law or considered appropriate by the Board, shall be recorded in the shareholders register.
6.1.3.	The form and the contents of the shareholders register shall be determined by the Board with due observance of the articles 6.1.1 and 6.1.2.
6.1.4.

Upon his, her or their request a Shareholder shall be provided free of charge with written evidence of the contents of the shareholders register with regard to the Shares registered in his, her or their name, and the statement so issued may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board.

6.1.5.	The provisions of the articles 6.1.3 and article 6.1.4 shall equally apply to persons who hold a right of use and enjoyment (vruchtgebruik) or a right of pledge on one or more Shares.

6.2.Joint holding.

If through any cause whatsoever one or more Shares are jointly held by two or more persons, such persons may jointly exercise the rights arising from those Shares, provided that these persons be represented for that purpose by one from their midst or by a third party authorised by them for that purpose by a written power of attorney.

The Board may, whether or not subject to certain conditions, grant an exemption for the provision of the previous sentence.

6.3.Right of pledge.

6.3.1.	Shares may be encumbered with a pledge as security for a debt.
6.3.2.	If a Share is encumbered with a pledge, the voting right attached to that Share shall vest in the Shareholder, unless at the creation of the pledge the voting right has been granted to the pledgee.
6.3.3.	Shareholders who as a result of a right of pledge do not have voting rights, have Meeting Rights.

6.4.Right of use and enjoyment (vruchtgebruik).

6.4.1.	Shares may be encumbered with a right of use and enjoyment.
6.4.2.

If a Share is encumbered with a right of use and enjoyment, the voting right attached to that Share shall vest in the Shareholder, unless at the creation of the right of use and enjoyment the voting right has been granted to the holder of the right of use and enjoyment.

6.4.3.	Shareholders who as a result of a right of use and enjoyment do not have voting rights, have Meeting Rights.

7.BOARD.

7.1.Board: composition.

7.1.1.	The Company shall be managed by the Board.

7.1.2.

The Board shall consist of one or more Executive Directors and three or more Non-Executive Directors, with the Non-Executive Directors forming the majority of the Board. The Board shall determine the number of Executive Directors and the number of Non-Executive Directors, provided that the number of Executive Directors shall at all times be less than the number of Non-Executive Directors. If there are fewer than three Non-Executive Directors in office, the Board shall promptly take measures to increase the number of Non-Executive Directors.

Only natural persons can be a Non-Executive Director.

7.1.3.

The Board shall adopt a profile of its size and composition, taking into account the nature of the business, its activities and the desired expertise and background of the Non-Executive Directors. The Board shall discuss the profile in the General Meeting and with the Works Council each time it is amended.

7.2.Board: appointment, suspension and dismissal.

7.2.1.

The Non-Executive Directors shall appoint the Executive Directors and may at any time suspend or dismiss any Executive Director. The Non-Executive Directors shall notify the General Meeting of a proposed appointment of an Executive Director. The Non-Executive Directors shall not dismiss an Executive Director until after the General Meeting has been consulted about the proposed dismissal.

7.2.2.

Except as provided in article 7.2.4, the Non-Executive Directors shall be appointed by the General Meeting based on a nomination by the Non-Executive Directors. The nomination must be presented to the General Meeting and the Works Council concurrently. The nomination must be supported with reasons. The nomination shall not be presented to the General Meeting until after the Works Council has been given the opportunity to determine its position on the matter in a timely fashion before the date of the convocation of the General Meeting. The chairperson of the Works Council or a member of the Works Council designated by the chairperson of the Works Council may explain the position of the Works Council in the General Meeting. The absence of that position shall not affect the decision-making on the proposed appointment.

7.2.3.

The General Meeting and the Works Council may recommend persons to the Non-Executive Directors for their nomination of a Non-Executive Director. To this end, the Non-Executive Directors shall inform these bodies in a timely fashion when, why and in accordance with which profile a vacancy in their midst must be filled. If the enhanced right of recommendation set out in article 7.2.4 applies to the vacancy, the Non-Executive Directors shall state this as well.

7.2.4.

For one-third of the number of Non-Executive Directors, the Non-Executive Directors shall nominate a person recommended by the Works Council, unless the Non-Executive Directors object to such recommendation based on the expectation that the person recommended will be unfit to fulfil the duties of a Non-Executive Director or that the group of Non-Executive Directors will not be properly composed upon the appointment in accordance with the recommendation. If the number of Non-Executive Directors is not divisible by three, the closest lower number divisible by three shall be used to determine the number of Non-Executive Directors in respect of which the enhanced right of recommendation applies. At least one Non-Executive Director appointed pursuant to this article 7.2.4 shall be part of the compensation committee of the Board.

7.2.5.	In case of an objection by the Non-Executive Directors pursuant to article 7.2.4, they shall notify the Works Council of their objection, stating their reasons. The Non-Executive

Directors shall promptly consult with the Works Council in an attempt to reach agreement on the nomination. If the Non-Executive Directors establish that agreement cannot be reached, a representative of the Non-Executive Directors designated for that purpose shall request the Enterprise Chamber to rule that the objection is well-founded. The application shall not be filed before four weeks have passed after the start of the consultation with the Works Council. If the Enterprise Chamber declares the objection unfounded, the Non-Executive Directors shall nominate the person recommended. If the Enterprise Chamber declares the objection well-founded, the Works Council may make a new recommendation in accordance with article 7.2.4.

7.2.6.

The General Meeting may reject a nomination made pursuant to article 7.2.2 by Simple Majority representing at least one-third of the issued share capital. If the Shareholders withhold their support for the candidate by Simple Majority without such majority representing at least one-third of the issued share capital, a new General Meeting may be convened where the nomination may be rejected by Simple Majority. In that case, the Non-Executive Directors shall prepare a new nomination. Articles 7.2.3 through 7.2.5 shall apply mutatis mutandis. If the General Meeting does not appoint the person nominated and does not pass a resolution rejecting the nomination, the Non-Executive Directors shall appoint the person nominated.

7.2.7.

The General Meeting may delegate the right vested in it under article 7.2.3 to a committee of Shareholders designated by it, for a period set by it, in each case for a maximum of two consecutive years. In that case, the Non-Executive Directors shall make the notification under article 7.2.3 to such committee. The General Meeting may revoke the delegation at any time.

7.2.8.

A Non-Executive Director shall resign no later than on the day of the first General Meeting held after four years have passed from such Non-Executive Director's most recent appointment. A resigning Non-Executive Director may be reappointed.

7.2.9.

A Non-Executive Director may be suspended by the Non-Executive Directors. Such a suspension shall terminate by operation of law if, within one month after the start of the suspension, the Company has not requested the Enterprise Chamber to dismiss the relevant Non-Executive Director pursuant to article 7.2.10.

7.2.10.

Upon application, the Enterprise Chamber may dismiss a Non-Executive Director for dereliction of duties, for other important reasons or because of a material change in circumstances as a result of which the Company cannot reasonably be expected to retain such person as a Non-Executive Director. Such an application may be made by the Company, represented for this purpose by the Non-Executive Directors, or by a representative of the General Meeting or the Works Council designated for this purpose.

7.2.11.

At a General Meeting, a resolution to appoint a Non-Executive Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

7.2.12.

By Simple Majority representing at least one-third of the issued share capital, the General Meeting may pass a resolution of no-confidence in the Non-Executive Directors. The resolution shall be supported with reasons. The resolution may not be passed in respect of Non-Executive Directors appointed by the Enterprise Chamber in accordance with article 7.2.14.

7.2.13.	A resolution as referred to in article 7.2.12 may only be passed after the Board has notified the Works Council of the proposed resolution and the reasons for it. The notification shall be made at least thirty days prior to the General Meeting at which the proposal is to be considered. If the Works Council has determined its position on the proposal, the Board shall inform the Non-Executive Directors and the General Meeting of that position. The Works Council may have its position explained in the General Meeting.

7.2.14.

The resolution referred to in article 7.2.12 shall result in the immediate dismissal of all Non-Executive Directors. In that case, the Executive Directors shall promptly request the Enterprise Chamber to temporarily appoint one or more Non-Executive Directors. The Enterprise Chamber shall make arrangements in respect of the consequences of the appointment. The temporary Non-Executive Directors shall cause a new group of Non-Executive Directors to be appointed in accordance with this article 7.2 within a period set by the Enterprise Chamber.

7.2.15.

If there are no Non-Executive Directors in office, other than as a result of article 7.2.12, appointments of Non-Executive Directors shall be made by the General Meeting in accordance with Section 2:159 DCC.

7.3.Absence or inability to act

7.3.1.	In the event of the absence or inability to act of one or more Board Members, the powers of the Board remain intact, provided that:

(i)the Non-Executive Directors shall be authorised to temporarily fill the vacant position for a period up to the first General Meeting or, in case of a Board Member unable to act, up to the moment he, she or they is/are no longer unable to act;

(ii)in the event of the absence or inability to act of all members of the Board, the Secretary shall temporarily be responsible for the management of the Company until the vacancies have been filled.

In the event of the absence or inability to act of all members of the Board, the Secretary shall as soon as possible take the necessary measures to make a definitive arrangement.
A Board Member shall be considered absent or unable to act, as applicable, within the meaning of this article:

(i)during the existence of a vacancy on the Board, including as a result of:

(i)his or her death;

(ii)his or her dismissal by the Non-Executive Directors or the Enterprise Chamber, as applicable; or

(iii)his or her voluntary resignation before his or her term of office has expired;

(iv)not being reappointed by the General Meeting, notwithstanding a nomination to that effect by the Non-Executive Directors,

provided that the Board may always decide to decrease the number of Board Members such that a vacancy no longer exists; or

(ii)during his or her suspension;

(iii)during an illness;

(iv)during an inaccessibility,

in the events referred to under sub (iii) and (iv) without the possibility of contact between the Board Member concerned and the Company for a period of five (5) days, unless the Board or the Secretary sets a different term in the case at hand.

7.4.Chief Executive Officer. Chair of the Board.

7.4.1.	The Board shall appoint an Executive Director as Chief Executive Officer for such period as the Board may decide. The Board may dismiss the Chief Executive Officer, provided that the Chief Executive Officer so dismissed shall subsequently continue his, her or their term of office as an Executive Director without having the title of Chief Executive Officer.

In addition, the Board may grant other titles to an Executive Director.

7.4.2.

The Board shall appoint a Non-Executive Director to be chair of the Board for such period as the board may decide. The Board may dismiss the chair, provided that the chair so dismissed shall subsequently continue his, her or their term of office as a Non-Executive Director without having the title of chair.

7.4.3.

The Board may appoint one or more of the Non-Executive Directors as vice-chair of the Board for such period as the Board may decide. If the chair is absent or unwilling to take the chair, a vice-chair shall be entrusted with such duties of the chair as the Board may decide. The Board may dismiss the vice-chair, provided that the vice-chair so dismissed shall subsequently continue his, her or their term of office as a Non-Executive Director without having the title of vice-chair.

7.4.4.

If no chair has been appointed or if the chair is absent or unwilling to take the chair, a meeting of the Board shall be presided over by a vice-chair or in the event of his, her or their absence or unwillingness to take the chair, by a Board Member or another person present designated for such purpose by the meeting.

7.5.Board: remuneration.

7.5.1.	The Company must establish a policy in respect of the remuneration of the Board. The remuneration policy is adopted by the General Meeting upon the proposal of the Non-Executive Directors.

The remuneration of the Executive Directors shall be determined by the Non-Executive Directors with due observance of the remuneration policy adopted by the General Meeting. The remuneration of the Non-Executive Directors shall be determined by the Board with due observance of the remuneration policy adopted by the General Meeting.

7.5.2.	A proposal with respect to remuneration schemes in the form of Shares or rights to Shares is submitted by the Non-Executive Directors to the General Meeting for its approval.

This proposal must set out at least the maximum number of Shares or rights to Shares to be granted to members of the Board and the criteria for granting or amendment.

7.6.Board: meetings.

7.6.1.	Meetings of the Board may be called at any time, either by one or more Board Members or, on his, her or their instructions, by the Secretary.
7.6.2.	The Secretary may attend the meetings of the Board. The board may decide to permit others to attend a meeting as well.
7.6.3.	Each Board Member will have the right to cast one (1) vote. The Board shall adopt its resolutions by Simple Majority. In the event of a tie, the proposal shall be considered rejected.
7.6.4.

A Board Member will not participate in deliberations and the adoption of resolutions in respect of which he, she or they has/have a personal direct or indirect conflict of interest with the company or its enterprise. If all Board Members have a conflict of interest, the resolution concerned will be adopted by the General Meeting.

7.6.5.	The minutes of meetings of the Board shall be kept by the Secretary. The minutes shall be adopted by the Board at the same meeting or at a subsequent meeting.

If the Board has adopted resolutions without holding a meeting, the Secretary shall keep a record of each resolution adopted without holding a meeting. Such record shall be signed by the chair and the Secretary.

7.7.	Board: powers, division of duties, restrictions.
7.7.1.

The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by the articles of association to others. The day-to-day management of the Company shall be entrusted to the Executive Directors. The task to supervise the performance by the Directors of their duties cannot be taken away from the Non-Executive Directors.

7.7.2.

With due observance of the articles of association the Board shall adopt one or more sets of regulations dealing with such matters as its internal organisation, the manner in which decisions are taken, the composition, the duties and organisation of committees as referred to in article 7.7.4. and any other matters concerning the Board, the Chief Executive Officer, the Executive Directors, the Non-Executive Directors and the committees established by the Board.

7.7.3.

The Executive Directors may adopt legally valid resolutions with respect to matters that fall within the scope of their duties referred to in article 7.7.1. and 7.7.2. The Non-Executive Directors may also adopt legally valid resolutions with respect to matters that fall within the scope of their duties referred to in article 7.7.1. and 7.7.2.

7.7.4.	The Board may establish such committees as it may deem necessary which committees may consist of one or more Board Members or of other persons.
7.7.5.	The Executive Directors shall timely provide the Non-Executive Directors with all information required for the exercise of their duties.
7.7.6.

Without prejudice to any other applicable provisions of these articles of association, the Board shall require the approval of the General Meeting for resolutions of the Board regarding a significant change in the identity or nature of the Company or the enterprise, including in any event:

(a)the transfer of the enterprise or practically the entire enterprise to a third party;

(b)the entry into or termination of any long-lasting cooperation by the Company or a Subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such cooperation or the termination thereof is of significant importance to the Company; and

(c)the acquisition or disposal of a participating interest in the capital of a Company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts of the Company, by the Company or a Subsidiary.

7.8.Representation.

7.8.1.

The Board as well as two (2) Executive Directors acting jointly are authorised to represent the Company. In case only one Executive Director is in office, such Executive Director is authorised to represent the Company acting independently

7.8.2.

The Board may grant one or more persons, whether or not employed by the Company, the power to represent the Company (procuratie) or grant the power to represent the Company on a continuing basis in a different manner.

7.9.Secretary.

7.9.1.	The Board shall appoint a Secretary from outside its members.
7.9.2.	The Secretary shall participate in the meetings of the Board, as well as the meetings of the committees established by the Board, this in conformity with the regulations to be decided upon.

7.9.3.	The Secretary shall further have such powers as are assigned to them by the articles of association and, subject to the articles of association, by the Board on or after his, her or their appointment.
7.9.4.	The Secretary may be removed from office at any time by the Board.

7.10.Indemnification Board Members.

7.10.1.	Unless Dutch law provides otherwise, the following shall be reimbursed to current and former members of the Board:

(a)the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request;

(b)any damages or fines payable by them as a result of an act or failure to act as referred to under a;

(c)the reasonable costs of appearing in other legal proceedings in which they are involved as current or former members of the Board, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that:

(d)a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterised as wilful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness;

(e)the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss; and

(f)for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company's prior consent.

If and to the extent that it has been established by a Dutch court or, in the event of arbitration, an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he, she or they shall immediately repay the amount reimbursed by the Company.

7.10.2.	The Company may take out liability insurance for the benefit of the persons concerned.
7.10.3.	The Board may by agreement give further implementation to the above.

8.GENERAL MEETINGS.

8.1.General Meetings.

8.1.1.	General Meetings shall be held in Amsterdam or in the municipality of Haarlemmermeer (Schiphol Airport).
8.1.2.	A General Meeting shall be held once a year, no later than six (6) months after the end of the financial year of the Company.
8.1.3.

The Board shall provide the General Meeting with all requested information, unless this would be contrary to an overriding interest of the Company. If the Board invokes an overriding interest, it must give reasons.

8.2.Extraordinary General Meetings.

Extraordinary General Meetings shall be convened by the Board or by those who are authorised by law or pursuant to these articles of association to do so.

8.3.General Meetings: notice and agenda.

8.3.1.

Notice of the General Meeting shall be given by the Board or by those who are authorised by law or pursuant to these articles of association to do so with due observance of the relevant statutory minimum convening period.

8.3.2.

The Board or the person who is authorised by law or pursuant to these articles of association to convene the meeting may decide that the convocation letter in respect of a person authorised to attend a General Meeting who agrees thereto, is replaced by a legible and reproducible message sent by electronic mail to the address indicated by him to the Company for such purpose.

8.3.3.

The notice shall state the subjects on the agenda or shall inform the persons authorised to attend a General Meeting that they may inspect the agenda at the office of the Company and that copies thereof are obtainable at such places as are specified in the notice.

8.3.4.	The agenda for the annual General Meeting shall in any case include the following items:

(a)the consideration of Annual Statement of Accounts;

(b)the adoption of the Annual Accounts;

(c)the appropriation of profits;

(d)proposals relating to the composition of the Board, including the filling of any vacancies in the Board;

(e)the proposals placed on the agenda by the Board together with proposals made by Shareholders in accordance with provisions of the law and the provisions of the articles of association.

8.3.5.

A matter, the consideration of which has been requested in writing by one or more Shareholders, representing solely or jointly at least the percentage prescribed by law of the issued share capital, will be placed on the notice or will be announced in the same manner if the Company has received the request not later than on the date as prescribed by law.

8.3.6.

If and when allowed pursuant to applicable law, the Board may also decide whether (and if so, under what conditions, subject to the conditions required under applicable law) the General Meeting shall also or exclusively be accessible through the use of electronic means. In that case, references in these articles of association to attendance of a General Meeting shall include attendance by electronic means and article 8.4.4, with the exception of the first sentence of article 8.4.4, shall apply mutatis mutandis in respect of attendance by electronic means.

8.4.General Meetings: attendance of meetings.

8.4.1.	The persons who are entitled to attend the General Meeting are persons who:

(i)are a Shareholder or a person who is otherwise entitled to attend the General Meeting as per a certain date, determined by the Board, such date hereinafter referred to as: the “record date”;

(ii)are as such registered in a register (or one or more parts thereof) designated thereto by the Board, hereinafter referred to as: the “register”; and

(i)have given notice in writing to the Company prior to a date set in the notice that they will attend a General Meeting,

regardless of who will be Shareholder at the time of the meeting. The notice will contain the name and the number of Shares the person will represent in the meeting. The provision above under (iii) concerning the notice to the Company also applies to the proxy holder of a person authorised to attend a General Meeting.

8.4.2.	The Board may decide that Persons entitled to attend General Meetings and vote thereat may, within a period prior to the General Meeting to be set by the Board, which period cannot begin prior to the record date as meant in article 8.4.1, cast their votes electronically in a manner to be decided by the Board. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.

8.4.3.	The Board may decide that the business transacted at a General Meeting can be taken note of by electronic means of communication.
8.4.4.

The Board may decide that each person entitled to attend General Meetings and vote thereat may, either in person or by written proxy, vote at that meeting by electronic means of communication, provided that such person can be identified via the electronic means of communication and furthermore provided that such person can directly take note of the business transacted at the General Meeting concerned. The Board may attach conditions to the use of the electronic means of communication, which conditions shall be announced at the convocation of the General Meeting and shall be posted on the Company’s website.

8.4.5.	Board Members shall have admission to the General Meetings. They shall have an advisory vote at the General Meetings.
8.4.6.	Furthermore, admission shall be given to the persons whose attendance at the General Meeting is approved by the chair of the meeting.
8.4.7.	All issues concerning the admittance to the General Meeting shall be decided by the chair of the meeting.

8.5.General Meetings: order of the meeting, minutes.

8.5.1.

The General Meeting will be chaired by the chair of the Board or in his, her or their absence by one of the other Non-Executive Directors designated by the Board; if none of the Non-Executive Directors is present at the meeting, the meeting will be chaired by one of the Executive Directors designated by the Board. The chair shall designate the secretary.

8.5.2.

The chair of the meeting shall determine the order of proceedings at the meeting with due observance of the agenda and he, she or they may restrict the allotted speaking time or take other measures to ensure orderly progress of the meeting.

8.5.3.	All issues concerning the proceedings at the meeting, shall be decided by the chair of the meeting.
8.5.4.

Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof. Minutes shall be adopted and in evidence of such adoption be signed by the chair and the secretary of the meeting concerned.

8.5.5.

A certificate signed by the chair and the secretary of the meeting confirming that the General Meeting has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

8.6.General Meetings: adoption of resolutions.

8.6.1.

Unless another majority of votes or quorum is required by virtue of the law, all resolutions of the General Meeting shall be adopted by Simple Majority in a meeting where at least one-third of the issued share capital is represented.

A second meeting referred to in article 2:120, subsection 3 DCC cannot be convened.

8.6.2.	Each Share confers the right to cast one (1) vote at the General Meeting.

Blank votes, invalid votes and abstentions shall be regarded as not having been cast. Shares in respect of which an invalid or blank vote has been cast and Shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting

8.6.3.	No votes may be cast at the General Meeting in respect of Shares which are held by the Company or any of its Subsidiaries.

Holders of a right of use and enjoyment (vruchtgebruik) and pledgees of Shares which belong to the Company or its Subsidiaries shall not be excluded from the right to vote if the right of use and enjoyment or pledge was created before the Shares concerned were held by the Company or a Subsidiary of the Company and at the creation of the right of pledge or the right of use and enjoyment, the voting rights were granted to the pledgee or holder of the right of use and enjoyment.

8.6.4.	The chair of the General Meeting determines the method of voting.
8.6.5.

The ruling pronounced by the chair of the General Meeting in respect of the outcome of any vote taken at a General Meeting shall be decisive. The same shall apply to the contents of any resolution passed.

8.6.6.	Any and all disputes with regard to voting for which neither the law nor the articles of association provide shall be decided by the chair of the General Meeting.

9.FINANCIAL YEAR. AUDITOR.

9.1.Financial year; Annual Statement of Accounts.

9.1.1.	The financial year of the Company shall be the calendar year.
9.1.2.	Annually, within the term set by law, the Board shall prepare Annual Accounts.

The Annual Accounts shall be accompanied by the auditor’s statement referred to in article 9.2.1, if the instruction referred to in that article has been given, by the Management Report, unless section 2:391 DCC does not apply to the Company, as well as by the other particulars to be added to those documents by virtue of applicable statutory provisions.

The Annual Accounts shall be signed by all Board Members; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons therefor.

9.1.3.

The Company shall ensure that the Annual Accounts as prepared, the Management Report (if applicable) and the other particulars referred to in article 9.1.2 shall be made available at the office of the Company as of the date of the notice of the General Meeting at which they are to be discussed. The Board shall also send the Annual Accounts to the Works Council.

The Shareholders and other Persons entitled to attend General Meetings may inspect the above documents at the office of the Company and obtain a copy thereof free of charge.

9.2.Auditor.

9.2.1.

The General Meeting shall instruct a registered accountant or another expert, as referred to in section 2:393, subsection 1 DCC, both hereinafter called: the “auditor”, to audit the Annual Accounts prepared by the Board, in accordance with the provisions of section 2:393, subsection 3 DCC. The auditor shall report on his, her or their audit to the Board and shall present the results of his, her or their examination regarding the accuracy of the Annual Accounts in an auditor’s statement.

9.2.2.	If the General Meeting fails to give such instructions, then the Board shall be so authorised.
9.2.3.	The instruction given to the auditor may be revoked by the General Meeting and by the corporate body which has given such instruction.

The instruction may only be revoked for good reasons with due observance of section 2:393, subsection 2 DCC.

9.2.4.	The Board may give instructions to the auditor or any other auditor at the expense of the Company.

10.PROFITS.

10.1.Profit and loss. Distributions on Shares.

10.1.1.	The Board will keep a share premium reserve and profit reserve for the Shares.

10.1.2.

The Company may make distributions on Shares only to the extent that its shareholders’ equity exceeds the sum of the paid-up and called-up part of the capital and the reserves which must be maintained by law.

10.1.3.

Distributions of profit, meaning the net earnings after taxes shown by the adopted Annual Accounts, shall be made after the adoption of the Annual Accounts from which it appears that they are permitted, without prejudice to any of the other provisions of these articles of association.

10.1.4.	The Board may determine that any amount out of the profit shall be added to the reserves.
10.1.5.	The profit remaining after application of article 10.1.4 shall be at the disposal of the General Meeting, which may resolve to carry it to the reserves or to distribute it among the Shareholders.
10.1.6.	On a proposal of the Board the General Meeting may resolve to make distributions to the Shareholders in the form of Shares in the share capital of the Company.
10.1.7.

Subject to the other provisions of this article 10.1 the General Meeting may, on a proposal made by the Board resolve to make distributions to the Shareholders to the debit of one (1) or several reserves which the Company is not prohibited from distributing by virtue of the law. However, the Board may resolve to charge amounts to be paid up on Shares (including amounts in excess of the nominal value of the Shares concerned) against one (1) or several reserves which the Company maintains, irrespective of whether those Shares are issued to existing Shareholders.

10.1.8.

The parties entitled to a distribution shall be the relevant Shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the body declaring the dividend for that purpose. This date shall not be earlier than the date on which the distribution was announced.

10.1.9.

Any proposal for a distribution on Shares shall be announced by the Board in accordance with the applicable law and regulations of the stock exchange where the Shares at the Company’s request are officially listed. The announcement shall specify when and how the dividend shall be payable or - in the case of a proposal for distribution - is expected to be made payable.

10.1.10.	Distributions shall be payable no later than thirty (30) days after the date they were declared, unless the body declaring the distribution determines a different date.
10.1.11.

Distributions which have not been claimed upon the expiry of five (5) years and one (1) day after the date when they became payable shall be forfeited to the Company and shall be carried to the reserves.

10.1.12.	The Board may determine that distributions on Shares shall be made payable either in euro or in another currency.
10.1.13.	No distributions shall be paid on Shares held by the Company in its own share capital, unless such Shares are encumbered with a right of use and enjoyment (vruchtgebruik) or pledge.

10.2.Interim distributions.

10.2.1.	The Board may resolve to make interim distributions to the Shareholders if an interim statement of assets and liabilities shows that the requirement of article 10.1.2 has been met.
10.2.2.

The interim statement of assets and liabilities shall relate to the condition of the assets and liabilities on a date no earlier than the first day of the third month preceding the month in which the resolution to distribute is published. It shall be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under the law and these articles of association shall be included in the statement of assets and liabilities. It shall be signed by the Board Members. If the signature of one or more of them is lacking, this shall be disclosed, stating the reasons therefor.

11.AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION OF THE COMPANY.

11.1.A resolution to amend the articles of association or to dissolve the Company may only be adopted at the proposal of the Board.

11.2.Liquidation.

11.2.1.	On the dissolution of the Company, the liquidation shall be carried out by the Board, unless otherwise resolved by the General Meeting.
11.2.2.	Pending the liquidation the provisions of these articles of association shall remain in force to the fullest extent possible.
11.2.3.

The surplus assets of the Company remaining after satisfaction of its debts shall, in accordance with the provisions of section 2:23b DCC, be for the benefit of the Shareholders in proportion to the nominal value amount of the Shares held by each of them.

12.FEDERAL FORUM SELECTION.

12.1

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the United States federal district courts.